                                  ABGENIX, INC.

                                       and

                           ABGENIX CANADA CORPORATION

                                       and

                         IMMGENICS PHARMACEUTICALS INC.

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                                SUPPORT AGREEMENT

                                November 3, 2000

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                                SUPPORT AGREEMENT

      THIS SUPPORT AGREEMENT (this "Agreement") made as of November 3, 2000 between Abgenix, Inc., a corporation existing under the laws of Delaware (hereinafter referred to as "Abgenix") and ImmGenics Pharmaceuticals Inc., a company existing under the laws of British Columbia (hereinafter referred to as the "Company") and Abgenix Canada Corporation, an unlimited liability company existing under the laws of Nova Scotia (hereinafter referred to as "Abgenix Canada").

                                    RECITALS:

      In connection with an acquisition and arrangement agreement (as amended, supplemented and/or restated, (the "Acquisition Agreement") made as of September 25, 2000 between Abgenix, Abgenix Canada and the Company, the Company is to issue exchangeable shares (the "Company Special Shares") to all holders of securities of the Company pursuant to the plan of arrangement contemplated by the Acquisition Agreement; and

      Pursuant to the Acquisition Agreement, Abgenix, Abgenix Canada and the Company are required to execute a support agreement substantially in the form of this Agreement.

      In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

      Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Company Special Shares as set forth in the Plan of Arrangement, unless the context requires otherwise.

1.2 Interpretation Not Affected by Headings

      The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, Gender

      Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.
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1.4 Date for any Action

      If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means any day other than a Saturday, a Sunday or any day on which commercial banks located in the Province of British Columbia, the State of California or the State of Delaware are authorized or obligated to close.

                                    ARTICLE 2
                      COVENANTS OF Abgenix AND THE COMPANY

2.1 Covenants Regarding Company Special Shares

(1) So long as any Company Special Shares not owned by Abgenix or its Affiliates are outstanding, Abgenix will:

      (a)   not declare or pay any dividend on the Abgenix Common Shares unless
            (i) it shall cause the Company simultaneously to declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Company Special Shares and (ii) the Company shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Company Special Shares;

      (b) advise the Company sufficiently in advance of the declaration by Abgenix of any dividend on Abgenix Common Shares and take all such other actions as are reasonably necessary, in co-operation with the Company to ensure that the respective declaration date, record date and payment date for a dividend on the Company Special Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Abgenix Common Shares;

      (c) ensure that the record date for any dividend declared on Abgenix Common Shares is not less than ten (10) Business Days after the declaration date of such dividend;

      (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Company, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Company Special Share (other than Company Special Shares owned by Abgenix or its Affiliates) upon the liquidation, dissolution or winding-up of the Company, the delivery of a Retraction Request by a holder of Company Special Shares or a redemption of the Company Special Shares by the Company, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Company to cause to be delivered Abgenix Common Shares to the holders of the Company Special Shares in accordance with the provisions of Section 5, 6 or 7, as the case may be, of the Share Provisions; and


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

      (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Abgenix Canada, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Abgenix Canada to cause to be delivered Abgenix Common Shares to the holders of the Company Special Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be.

(2) Prior to December 31, 2004, Abgenix shall not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of the Company nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Company.

2.2 Segregation of Funds

      Abgenix will cause the Company to deposit a sufficient amount of funds in a separate account of the Company and segregate a sufficient amount of such other assets and property as is necessary to enable the Company to pay dividends when due and to pay or otherwise satisfy its respective obligations under
Section 5, 6 or 7 of the Share Provisions, as applicable.

2.3 Reservation of Abgenix Common Shares

      Abgenix hereby represents, warrants and covenants in favour of the Company and Abgenix Canada that Abgenix has reserved for issuance and will, at all times while any Company Special Shares (other than the Company Special Shares held by Abgenix or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Abgenix Common Shares (or other shares or securities into which Abgenix Common Shares may be reclassified or changed as contemplated by Section 2.7: (a) as is equal to the sum of: (i) the number of the Company Special Shares issued and outstanding from time to time and (ii) the number of the Company Special Shares issuable upon the exercise of all rights to acquire the Company Special Shares outstanding from time to time, multiplied, in each case, by the Exchange Ratio; and (b) as are now and may hereafter be required to enable and permit Abgenix to meet its obligations under the Voting, Exchange and Cash Put Trust Agreement and under any other security or commitment pursuant to which Abgenix may now or hereafter be required to issue Abgenix Common Shares, to enable and permit Abgenix Canada to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit the Company to meet its obligations hereunder and under the Share Provisions.

2.4 Notification of Certain Events

      In order to assist Abgenix to comply with its obligations hereunder and to permit Abgenix Canada to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, the Company will notify Abgenix and Abgenix Canada of each of the following events at the time set forth below:


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      (a)   in the event of any determination by the Board of Directors of the
            Company to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Company or to effect any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

      (b) immediately, upon the earlier of receipt by the Company of notice of and the Company otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

      (c)   immediately, upon receipt by the Company of a Retraction Request;

      (d) immediately upon notice of redemption being given to holders of the Company Special Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

      (e) immediately upon the issuance by the Company of any Company Special Shares or rights to acquire Company Special Shares (other than the issuance of Company Special Shares and rights to acquire Company Special Shares in exchange for Company Common Shares pursuant to the Arrangement).

2.5 Delivery of Abgenix Common Shares to the Company and Abgenix Canada

      In furtherance of its obligations under Section 2.1(1)(d) and Section 2.1(1)(e), upon notice from the Company or Abgenix Canada of any event that requires the Company or Abgenix Canada to cause to be delivered Abgenix Common Shares to any holder of Company Special Shares, Abgenix shall forthwith deliver to the relevant holder of Company Special Shares as directed by the Company or Abgenix Canada the requisite number of Abgenix Common Shares to be received by, and delivered to or to the order of, the former holder of the surrendered Company Special Shares. All such Abgenix Common Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance of each such Abgenix Common Share, the Company or Abgenix Canada, as the case may be, shall subscribe a cash amount equal to such amount as Abgenix and the Company or Abgenix Canada, as the case may be, shall agree and shall be lawful.

2.6 Qualification of Abgenix Common Shares

      If any Abgenix Common Shares (or other shares or securities into which Abgenix Common Shares may be reclassified or changed as contemplated by Section 2.7) to be delivered hereunder requires registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, provincial, territorial or state securities or other law or


                                       4
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regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Abgenix at the direction of Abgenix Canada or the Company, if applicable, to the holder of surrendered Company Special Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian securities law or the equivalent thereof under applicable United States laws or stock exchange or regulatory requirements), Abgenix will in good faith expeditiously take all such actions and do all such things as are reasonably necessary to cause such Abgenix Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States or Canadian law, as the case may be but has no such obligations in respect of foreign laws; provided, however, that (i) nothing in this Agreement, the Voting, Exchange and Cash Put Trust Agreement, or the Plan of Arrangement shall be construed to impose any obligation on Abgenix with respect to the filing and maintenance of a registration statement with the United States Securities Exchange Commission in addition to the provisions set forth in Section 2.4(d) of the Acquisition Agreement, (ii) Abgenix shall be entitled to the right to suspend the use of the Registration Statement (as defined therein) pursuant to Section 2.4(d) of the Acquisition Agreement, and (iii) Section 2.4(d) of the Acquisition Agreement is incorporated herein and made a part hereof notwithstanding any expiration of the Acquisition Agreement. Abgenix may require evidence satisfactory to it, acting reasonably, to be provided by a holder of Company Special Shares that no prospectus or other disclosure document is required to be prepared or filed under such foreign laws. If a holder fails to provide such evidence, Abgenix Canada shall be entitled to issue cash equal to the Current Market Price of all Abgenix Common Shares otherwise deliverable to such holder. Abgenix will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Abgenix Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Abgenix Common Shares (or such other shares or securities) have been listed by Abgenix and remain listed and are quoted or posted for trading at such time.

2.7 Economic Equivalence

      So long as any Company Special Shares not owned by Abgenix or its Affiliates are outstanding:

      (a) Abgenix will not, without prior approval of the Company and the prior approval of the holders of the Company Special Shares given in accordance with Section 10(2) of the Share Provisions:

            (i) issue or distribute Abgenix Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Abgenix Common Shares) to the holders of all or substantially all of the then outstanding Abgenix Common Shares by way of stock dividend or other distribution, other than an issue of Abgenix Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Abgenix Common Shares) to holders of Abgenix Common Shares (i) who exercise an option to receive dividends in Abgenix Common Shares (or securities


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

                  exchangeable for or convertible into or carrying rights to acquire Abgenix Common Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;

            (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Abgenix Common Shares entitling them to subscribe for or to purchase Abgenix Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Abgenix Common Shares); or

            (iii) issue or distribute to the holders of all or substantially all of the then outstanding Abgenix Common Shares, (A) securities of Abgenix of any class other than Abgenix Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Abgenix Common Shares); (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii); (C) evidences of indebtedness of Abgenix; or (D) assets of Abgenix;

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Company Special Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Abgenix in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Acquisition Agreement.

      (b) Abgenix will not, without the prior approval of the Company and the prior approval of the holders of the Company Special Shares given in accordance with Section 10(2) of the Share Provisions:

            (i) subdivide, redivide or change the then outstanding Abgenix Common Shares into a greater number of Abgenix Common Shares; or

            (ii) reduce, combine, consolidate or change the then outstanding Abgenix Common Shares into a lesser number of Abgenix Common Shares; or

            (iii) reclassify or otherwise change Abgenix Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Abgenix Common Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Company Special Shares.

      (c) Abgenix will ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five (5) Business Days after the date on which such event is declared or announced by Abgenix (with contemporaneous notification thereof by Abgenix to the Company).

      (d) The Board of Directors of the Company shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of the Company to be relevant, be considered by the Board of Directors of the Company:

            (i) in the case of any stock dividend or other distribution payable in Abgenix Common Shares, the number of such shares issued in proportion to the number of Abgenix Common Shares previously outstanding;

            (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Abgenix Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Abgenix Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of an Abgenix Common Share;

            (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Abgenix of any class other than Abgenix Common Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of Abgenix or any assets of Abgenix), the relationship between the fair market value (as determined by the Board of Directors of Abgenix in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Abgenix Common Share and the Current Market Price of an Abgenix Common Share;

            (iv) in the case of any subdivision, redivision or change of the then outstanding Abgenix Common Shares into a greater number of Abgenix Common Shares or the reduction, combination, consolidation or change of the then outstanding Abgenix Common Shares into a lesser number of Abgenix Common Shares or any amalgamation, merger, reorganization or other transaction affecting Abgenix Common Shares, the effect thereof upon the then outstanding Abgenix Common Shares; and

            (v) in all such cases, the general taxation consequences of the relevant event to holders of Company Special Shares to the extent that such consequences may differ from the taxation consequences to holders of Abgenix Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Company Special Shares).

The Company agrees that, to the extent required, upon due notice from Abgenix, the Company will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the


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Company, or subdivisions, redivisions or changes are made to the Company Special
Shares, in order to implement the required economic equivalence with respect to the Abgenix Common Shares and Company Special Shares as provided for in this
Section 2.7.

2.8 Tender Offers

      In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Abgenix Common Shares (an "Offer") is proposed by Abgenix or is proposed to Abgenix or its shareholders and is recommended by the Board of Directors of Abgenix, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Abgenix, and the Company Special Shares are not redeemed by the Company or purchased by Abgenix Canada pursuant to the Redemption Call Right, Abgenix will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Company Special Shares (other than Abgenix and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Abgenix Common Shares, without discrimination. Without limiting the generality of the foregoing, Abgenix will use its reasonable efforts expeditiously and in good faith to ensure that holders of Company Special Shares may participate in each such Offer without being required to retract Company Special Shares as against the Company (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of the Company to redeem (or Abgenix Canada to purchase pursuant to the Redemption Call Right) Company Special Shares, as applicable, in the event of an Abgenix Control Transaction.

2.9 Ownership of Outstanding Shares

      Without the prior approval of the Company and the prior approval of the holders of the Company Special Shares given in accordance with Section 10(2) of the Share Provisions, Abgenix covenants and agrees in favour of the Company that, as long as any outstanding Company Special Shares are owned by any Person other than Abgenix or any of its Affiliates, Abgenix will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Company and Abgenix Canada.

2.10 Abgenix and Affiliates Not to Vote Company Special Shares

      Abgenix covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Company Special Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Company Special Shares in order to be counted as part of the quorum for each such meeting. Abgenix further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Company Special Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the BC Act (or any successor or other corporate statute by which the Company may in the future be governed) with respect to any Company Special Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Company Special Shares.


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2.11 Ordinary Market Purchases

      For certainty, nothing contained in this Agreement, including without limitation the obligations of Abgenix contained in Section 2.8, shall limit the ability of Abgenix (or any of its subsidiaries including, without limitation, Abgenix Canada or the Company) to make ordinary market purchases of Abgenix Common Shares in accordance with applicable laws and regulatory or stock exchange requirements.

                                    ARTICLE 3
                               ABGENIX SUCCESSORS

3.1 Certain Requirements in Respect of Combination, etc.

      Abgenix shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (or, in the case of a merger, of the continuing corporation resulting therefrom) unless, but may do so if:

      (a) such other Person or continuing corporation (the "Abgenix Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Abgenix Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Abgenix Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Abgenix under this Agreement; and

      (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Company Special Shares.

3.2 Vesting of Powers in Successor

      Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Abgenix Successor shall possess and from time to time may exercise each and every right and power of Abgenix under this Agreement in the name of Abgenix or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Abgenix or any officers of Abgenix may be done and performed with like force and effect by the directors or officers of such Abgenix Successor.


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3.3 Wholly-Owned Subsidiaries

      Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Abgenix with or into Abgenix or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Abgenix or any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Abgenix among the shareholders of such subsidiary for the purpose of winding up its affairs, provided that all of the assets of such subsidiary are transferred to Abgenix or another wholly-owned direct or indirect subsidiary of Abgenix and any such transactions are expressly permitted by this Article 3.

                                    ARTICLE 4
                                     GENERAL

4.1 Term

      This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Company Special Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Company Special Shares) are held by any Person other than Abgenix and any of its Affiliates.

4.2 Changes in Capital of Abgenix and the Company

      At all times after the occurrence of any event contemplated pursuant to
Section 2.7 and Section 2.8 or otherwise, as a result of which either Abgenix Common Shares or the Company Special Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Abgenix Common Shares or the Company Special Shares or both are so changed and the parties hereto shall execute and deliver an Agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3 Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4 Amendments, Modifications

This Agreement may not be amended or modified except (a) as otherwise provided in this Agreement, or (b) by an agreement in writing executed by the Company, Abgenix Canada and

Abgenix and approved by the holders of the Company Special Shares in accordance with Section 10(2) of the Share Provisions.

No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5 Ministerial Amendments

      Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Company Special Shares, amend or modify this Agreement for the purposes of:

      (a) adding to the covenants of any or all parties provided that the Board of Directors of each of the Company, Abgenix Canada and Abgenix shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Company Special Shares;

      (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of the Company, Abgenix Canada and Abgenix, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Company Special Shares; or

      (c) making such changes or corrections which, on the advice of counsel to the Company, Abgenix Canada and Abgenix, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of the Company, Abgenix Canada and Abgenix shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Company Special Shares.

4.6 Meeting to Consider Amendments

      The Company, at the request of Abgenix, shall call a meeting or meetings of the holders of the Company Special Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of the Company, the Share Provisions and all applicable laws.

4.7 Enurement

      This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.8 Notices to Parties

All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

            If to Abgenix or Abgenix Canada:

            Abgenix, Inc.
            7601 Dumbarton Circle
            Fremont, CA 94555

            Attention: Mr. Kurt Leutzinger
            cc: Daniel Hunt, Esq.
            Telephone No.: (510) 608-6500
            Telecopier No.: (510) 608-6511

            with a copy (which shall not constitute notice) to:

            Stikeman Elliott
            Suite 1700
            Park Place, 666 Burrard Street
            Vancouver, Canada
            V6C 2X8

            Attention: Jonathan S. Drance, Esq.
            Telephone No.: (604) 631-1361
            Telecopier No.: (604) 681-1825

            and a copy (which shall not constitute notice) to:

            O'Melveny & Myers LLP
            Embarcadero Center West
            275 Battery Street
            San Francisco, CA 94111-3305

            Attention: Peter T. Healy, Esq.
            Telephone No.: (415) 984-8833
            Telecopier No.: (415) 984-8701

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.


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

4.9 Counterparts

      This Agreement may be executed in facsimile and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10 Jurisdiction

      This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

4.11 Attornment

      Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of British Columbia and waives any objection which it may have now or hereafter to the venue of any such action or proceeding.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    ABGENIX, INC.

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------


                                    ABGENIX CANADA CORPORATION

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------


                                    IMMGENICS PHARMACEUTICALS INC.

                                    By:
                                        --------------------------------

                                    Name:
                                          ------------------------------

                                    Title:
                                           -----------------------------


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